Exhibit 99.2

Alex Introduction

Thanks Tyron.

Good afternoon.  I would like to welcome everyone to SMTC’s first quarter earnings conference call.  Joining me today is my Co-Chief Executive Officer, Claude Germain.

I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that the actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on Form 10-Q and subsequent reports on Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, we will first cover our first quarter results; we will provide closing comments, and then it will be followed by a question and answer period.

As you can see from our press release issued earlier today, results for the first quarter were strong and in line with our guidance.  Revenues remained strong at $72.5 million, a slight increase over the $71.1 million from fourth quarter last year, and a 29% increase over the $56.3 million in the first quarter last year. While Q1 is typically not a strong quarter for revenue in any year, the revenue levels achieved in Q1 are indicative of strong customer demand going forward.  This increase verses last year was driven by three factors; firstly an increase in sales to existing customers due to increased end market demand and new program wins, secondly, new customer wins and lastly, revenue from our recent ZF Array acquisition.

Gross margins also stayed level from last quarter at $7.6 million or 10.4%.  This compares with $7.7 million or 10.9% in the prior quarter, and is higher than the $5.1 million or 9.1% in the first quarter of last year.  Note that gross margin for this quarter included the positive effect of unrealized gains from foreign currency forward contracts of $462 thousand.

During Q1, corporate overhead and SGA costs decreased slightly as a percent of sales to 5.5% in Q1 from 5.9% in Q4 2011, and from 6.3% in the first quarter of last year.  Total SG&A expenses stayed constant during the quarter at $4.0 million versus $4.2 million in Q4 and $4.0 million in Q1 2011.

Interest expense decreased slightly in the quarter to $463 versus $463 thousand (this is not correct) in Q4 2011. Although average debt levels were higher versus the previous quarter this effect was offset by a lower average interest rate and lower amortization of deferred financing costs.

The Company recorded net income of $2.4 million in Q1, including restructuring charges of $451 thousand relating to the final stages of integration of the ZF Array acquisition.  Without these charges we recorded $2.9 million in adjusted net income. This compares to net income of $2.8 million last quarter, and to net income of $1.1 million in the first quarter of 2011.

Inventory levels increased during the quarter to approximately $55 million from $53 million in Q4.  This is due to a strong order backlog, and strong projected demand for Q2.  Inventory turns increased from 76 days in Q4 to 77 days in Q1. We anticipate inventory turns to improve as we work through this backlog and meet higher demand levels in Q2.

Accounts receivable were $42 million in Q1, up from $38 million in Q4.  This increase was due to increased revenue levels in the back half of the quarter.   AR days increased to 53 days verses 49 days in the previous quarter.   Accounts payable was $42 million, a decrease from $46 million last quarter. AP days decreased from 59 days to 67 days in the previous quarter.

Capital investments were $2.3 million in the quarter, much of which went towards increasing capacity in our facilities to meet the higher demand levels.  We financed $600 thousand of this through capital leases.

Bank debt net of cash increased by $11.4 million primarily as a result of higher working capital levels during the quarter resulting in an ending balance of $28.0 million.

In summary results achieved by the Company in Q1 were consistent with those achieved in Q4, and a sharp improvement over Q1 of last year. By rightsizing our cost structure, focusing resources on customer facing initiatives, and executing on opportunistic accretive acquisitions, we have seen a substantial increase in the financial performance of the business, reaching near record levels of quarterly revenue and profitability.  We are committed to further enhancing our operating efficiencies resulting in increased margins and working capital efficiencies in the upcoming quarters.

With that, I will now turn the call over to my Co-Chief Executive Officer, Claude Germain.

Claude

Thanks Alex and good afternoon everyone.  Just a quick correction, the actual interest expense in the prior quarter was $487 thousand.

At a high level, the quarter was notable for the following:

1. Revenues for the quarter were 29% higher compared than the same quarter last year, and were at their highest level since the fourth quarter of 2006. Our strong revenues are projected to continue into Q2, and to grow over Q1. They will certainly compare very favorably with the $49 million we generated in Q2 of last year. The sharp increase in our revenue is due to 3 factors primarily:

•	Increased share of wallet gains from our existing customers

•	New revenues resulting from new customer additions

•	New revenues as a result of our ZF Array acquisition

2. Our margin improvements are lagging our revenue growth. Though we are reporting good numbers, we see room for improvement. We have identified very specific initiatives, and expect to see incremental improvements in Q2, and in the balance of the year.

3. Our working capital requirements continue to grow. Working capital, particularly inventory, is often a leading indicator of revenue growth in our business model, as many OEM’s outsource a part of their balance sheet by having us absorb inventory. Typically this growth in working capital reverses itself when revenue growth stabilizes. Therefore we anticipate working capital and debt levels to improve as our revenue growth stabilizes throughout the coming quarters.

4. As you know, we acquired ZF Array in 2011; it was our first acquisition in a decade. We completed the integration in Q1; and overall it went well and we anticipate it will generate synergies higher than originally planned.  Financially, this was a well-structured deal, and will be very accretive to our shareholders.  With this success under our belt, we anticipate further M&A activity in the medium term.

Looking forward, and anticipating an obvious question, why are maintaining our 2012 total year guidance in the face of these results, and in the face of our guidance on continued strong revenue performance in Q2?  It is our intention to be as transparent as possible, and although it appears that we can end the year at the upper end of our guidance, we caution that our business model has inherent variability to it, so until we see another quarter of results, we remain conservative and reasonable in our outlook.

While our revenue growth is strong, we need to caution our stakeholders to not extrapolate from these short term growth rates, but rather to focus on our long term organic revenue growth target of 10% annually before considering new acquisitions. Some quarters will be higher, some lower…but our long term objective is 10% organic growth which of course, drives higher percentage EBITDA growth due to solid operating leverage. This EBITDA growth combined with our NOL usage should generate strong free cash flow which we plan to use for high ROI decisions that support our strategic initiatives and to reduce debt levels.

In summary, it has been one year since Alex and I arrived at SMTC in June of last year. Since that time we have maintained a strong focus on six core initiatives which we’ve spoken about before: account management, business development, operational excellence, organizational effectiveness, M&A and China. We are pleased with our results, and although we have instilled a disciplined methodology on execution, we recognize we have more work to do, especially on our margin growth. Our first quarter results, especially when compared to last year, have shown that this approach is resulting in solid financial performance in the near term.  We remain focused on growing this business by continuing these initiatives and look forward to reporting on our progress next quarter.

I will now turn the call back to Alex.

Alex

Thanks Claude.

We will open the call for any questions now.

Thank you.